EXHIBIT 99.5

Forward-Looking Statements

Portions of this report contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; reorganization or restructuring of Occidental’s operations; not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management; changes in law or regulations; or changes in tax rates. Words such as "estimate", "project", "predict", "will", "would", "should", "could", "may", "might", "anticipate", "plan", "intend", "believe", "expect", "aim", "goal", "target", "objective", "likely" or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part 1, Item 1A "Risk Factors" of the 2012 Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.

We use certain terms in this report, such as resource potential, reserves and potential resources, expected ultimate recovery, development and growth opportunities and prospective acres, that United States Securities and Exchange Commission (SEC) guidelines strictly prohibit us from using in our SEC filings.  These terms represent our internal estimates of volumes of oil and gas that are potentially recoverable through exploratory drilling or additional drilling or recovery techniques and are not intended to correspond to probable or possible reserves as defined by SEC regulations.  By their nature these estimates are more speculative than proved, probable or possible reserves and subject to greater risk they will not be realized.

Occidental calculates its reserves replacement ratio for a specified period by using the applicable oil-equivalent proved reserves additions divided by oil-equivalent production.  Finding costs per unit are calculated by dividing total costs incurred to add reserves for the period, including asset retirement obligations and exploration cost, by total reserves additions from all sources for the period, including acquisitions.  The measure may not include all the costs associated with exploration and development related to reserves added for the period, or may include costs related to reserves added or to be added in other periods, and may differ from the calculations used by other companies.